UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 7, 2019 (January 4, 2019)
Date of Report (Date of Earliest Event Reported)
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Harte Hanks, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-7120	74-1677284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9601 McAllister Freeway, Suite 610 San Antonio, Texas 78216 (210) 829-9000
(Address of principal executive offices and Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[   ] Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 4, 2019, the Board of Directors (the “Board”) of Harte Hanks, Inc. (the “Company” or “HHS”) announced that Timothy E. “Bant” Breen, a current member of the Board, was appointed as Chief Executive Officer of the Company and that Andrew Harrison, the Company’s current Executive Vice President, Contact Centers & CHRO, was promoted to the role of President and Chief Operating Officer, in each case effective immediately.
On August 28, 2018, the Company announced the departure of Karen Puckett from her role as President and Chief Executive Officer, as well as her resignation from her membership on the Company’s Board and any officer and director positions with the Company’s subsidiaries. The Company created a temporary office of the CEO (the “Office of the CEO”) to serve as a leadership group and share the duties of the Chief Executive Officer until a new leader was appointed. The selection of each of Mr. Breen and Mr. Harrison is the culmination of this transitional phase.
In connection with his appointment, the Company and Mr. Breen executed a written offer letter (the “Employment Agreement”), which provides for the following compensation terms for Mr. Breen. Pursuant to the Employment Agreement, Mr. Breen will receive a base salary of $380,000 per year, subject to increases at the discretion of the Board. Mr. Breen will receive a sign-on bonus in an amount that yields a payment of $50,000, net of applicable taxes. Mr. Breen is eligible to participate in the Company’s performance based cash incentive bonus program, with a target annual bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. The Compensation Committee approved a grant of restricted stock units (the “RSUs”) to Mr. Breen with a value of $750,000. The RSUs vest in three equal tranches if, following a period of at least one full year from the date of grant, the closing price of HHS shares for 30 consecutive days is at least: (i) $6.00 per share for the first tranche; (ii) $10.00 per share for the second tranche; and (iii) $12.50 per share for the third tranche. The RSUs will be subject to the standard terms and conditions of such awards under the Harte Hanks 2013 Omnibus Incentive Plan and the corresponding Restricted Stock Unit Award Agreement. Mr. Breen is also eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.
Mr. Breen will be a designated participant in the Company’s executive severance policy (see Exhibit 10.1 to the Company’s current report on Form 8-K dated January 30, 2015) (the “Executive Severance Policy”) and will be offered an indemnification agreement substantially in the form entered into with directors and officers of the Company. Mr. Breen may also elect to receive a year’s annual incentive payment in the form of restricted stock and will enter into a salary continuation policy.
In connection with his promotion and pursuant to an offer letter with the Company, Mr. Harrison will receive a base salary of $332,000, a target annual cash bonus opportunity of 75% of annual base salary for 2019 and a maximum bonus opportunity of 150% of annual base salary. The agreement also provides for a grant of RSUs with a value of $360,000. The RSUs vest in three equal tranches if, following a period of at least one full year from the date of grant, the closing price of HHS shares for 30 consecutive days is at least: (i) $6.00 per share for the first tranche; (ii) $10.00 per share for the second tranche; and (iii) $12.50 per share for the third tranche. The RSUs will be subject to the standard terms and conditions of such awards under the Harte Hanks 2013 Omnibus Incentive Plan and the corresponding Restricted Stock Unit Award Agreement. Mr. Harrison is also eligible for future equity awards consistent with individual performance and the Company’s regular annual equity award review process. Mr. Harrison will be guaranteed a minimum of twelve months of severance upon involuntary termination, except in the instance of a for-cause termination, as defined in the Company’s Executive Severance Policy.
The information specified in Item 5.02(c)(2) with respect to Messrs. Breen and. Harrison is included in the Company’s proxy statement, filed on July 13, 2018, and is incorporated by reference herein.
On January 4, 2019, the Company issued a press release in connection with the announcement of Mr. Breen’s and Mr. Harrison’s appointments. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No	Description
99.1	Press Release of Harte Hanks, Inc. dated January 4, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HARTE HANKS, INC.
Date: January 7, 2019    By: /s/ Jon C. Biro
Name:     Jon C. Biro

Title:	Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Harte Hanks, Inc. dated January 4, 2019.